Exhibit 99.1

Press Release	Source: Conceptus, Inc.

Conceptus Reports Record $10 Million Second Quarter Net Sales
Tuesday July 25, 4:02 pm ET

Sets new highs for physician training

Increases 2006 guidance

MOUNTAIN VIEW, Calif.—(BUSINESS WIRE)—July 25, 2006—Conceptus, Inc. (Nasdaq:CPTS - News), developer of the Essure® non-incisional permanent birth control system, today reported financial results for the three and six months ended June 30, 2006.

Net sales for the second quarter of 2006 were $10.0 million, up 99% over net sales of $5.0 million for the second quarter of 2005 and up 26% over net sales of $8.0 million for the first quarter of 2006. These results exceeded the Company’s guidance for second quarter 2006 net sales of $9.0 million. The net loss for the second quarter of 2006 was $5.3 million, or $0.18 per share, including charges of $1.6 million, or $0.05 per share, for stock-based compensation due to the adoption of SFAS 123R. The net loss for the second quarter of 2005 was $6.0 million, or $0.24 per share, and the net loss for the first quarter of 2006 was $5.8 million, or $0.20 per share. The net loss for the 2006 second quarter, excluding stock-based compensation, was better than the Company’s guidance for a net loss of $4.5 million to $4.7 million also excluding stock-based compensation expense.

For the six months ended June 30, 2006, Conceptus reported net sales of $18.0 million, up 102% over net sales of $8.9 million during the comparable six month period in 2005. The net loss for the first half of 2006 of $11.1 million, or $0.38 per share, compares favorably to the net loss of $12.4 million, or $0.49 per share for the first half of 2005. Included in the net loss for the first half of 2006 are charges of $3.0 million, or $0.10 per share, for stock-based compensation due to the adoption of SFAS 123R.

Net sales growth during the 2006 second quarter was due to higher commercial sales of the Essure system worldwide, and reflects increasing numbers of physicians entering and completing training in the use of the procedure and higher utilization by trained physicians. Domestic sales of the Essure system for the second quarter of 2006 increased 108% and international sales increased 43%, both compared with the comparable prior-year period. For the second quarter of 2006 there were 431 physicians entered into training and 238 physicians were certified to perform the Essure procedure without a trainer.

“We are making very strong progress this year with the Essure device,” commented Mark Sieczkarek, president and chief executive officer of Conceptus. “We are executing very well as a company and our programs to drive adoption are working even better than planned. Our sales force additions continue to provide broad-based growth by adding new accounts, increasing usage at existing accounts and driving the paradigm shift to in-office procedures where the Essure system is widely preferred over surgery by both patients and physicians.”

Gross profit for the second quarter of 2006 was $6.4 million, or 64% of net sales. This compares favorably with gross profit for the second quarter of 2005 of $2.9 million, or 58% of net sales and is consistent with the 64% gross profit margin for the first quarter of 2006. The year over year increase in gross margin is related to lower manufacturing costs associated with higher unit volume and a domestic price increase instituted during the first quarter of 2006.

Research and development expenses were $1.1 million for the second quarter of 2006, increased from the 2005 second quarter of $0.9 million and down from $1.2 million in the first quarter of 2006. R&D expenses reflect product development, clinical, and manufacturing engineering expenditures, which are substantially related to the ongoing development of improvements to the Essure device. SFAS 123R stock-based compensation expenses included in second quarter 2006 R&D totaled $0.2 million.

Selling, general and administrative expenses were $10.9 million for the second quarter of 2006, up from $8.2 million for the second quarter of 2005 and $10.0 million for the first quarter of 2006. SFAS 123R stock-based compensation expenses included in second quarter 2006 SG&A totaled $1.3 million. The Company is continuing to expand its sales force, adding nine representatives during the quarter for a total of 59 sales representatives at the close of the quarter, up from 32 sales representatives at the close of the second quarter of 2005 and 50 at the end of the first quarter of

2006. In addition, the Company increased expenditures related to patient awareness initiatives and incurred certain administrative expenses in the 2006 second quarter.

Cash, cash equivalents, short-term investments and restricted cash were $25.6 million as of June 30, 2006, a reduction of $3.0 million from $28.6 million as of March 31, 2006. This net cash usage of $3.0 million compares with $4.5 million for the second quarter of 2005 and $3.9 million for the first quarter of 2006.

“Our execution will continue to center around building our sales force and driving patient awareness in a way that will allow us to realize an immediate and improving return in financial performance,” added Mark Sieczkarek. “The 99% growth in net sales for the quarter only required a 15% growth in operating expenses, excluding stock-based compensation expense, demonstrating the leverage of our business, even at a time when we are making significant investments in the marketing of the Essure system. We are confident that we can continue to build the momentum of our procedure toward standard of care and improve financial performance at the same time, making this is a very exciting time to steward the commercialization of the Essure device.”

Financial Guidance

The Company also announced financial guidance for the third quarter of 2006, and raised full-year 2006 net sales and lowered full-year 2006 net loss guidance, excluding the effects of SFAS 123R.

Conceptus expects net sales in the third quarter to be approximately $10.0 million, resulting from increases in domestic sales offset by seasonal declines in international sales. Net sales for the full year are now expected to be approximately $39.0 million, compared with previous guidance of $36.0 million, which was issued on April 26, 2006. The net loss for the third quarter, excluding stock-based compensation, is expected to be $3.6 million to $3.8 million. The Company is lowering full-year net loss guidance to a range of $15.0 million to $15.3 million, or $0.52 to $0.53 per share, based on an estimated 29.0 million shares outstanding. This full-year net loss range compares with previous guidance for a net loss of $16.5 million to $17.0 million, or $0.57 to $0.59 per share, also on an estimated 29.0 million shares outstanding. Net loss guidance excludes the effects of SFAS 123R.

These statements are only effective as of the date of this release and Conceptus undertakes no duty to publicly revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Conference Call

Management will host an investment-community conference call beginning at 4:30 p.m. Eastern Time today to discuss these results and to answer questions. To participate in the live call by telephone, please dial (888) 803-8296 from the U.S., or (706) 634-1250 from outside the U.S. Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website, www.conceptus.com. A replay will be available on the website for 14 days.

A telephone replay will be available from 7:30 p.m. Eastern Time July 25, 2006 through 11:59 p.m. Eastern Time on July 27, 2005 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 2717214.

About the Essure Procedure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control. The Essure procedure is 99.80% effective after four years of follow-up. The Essure procedure has been demonstrated in a small portion of the women undergoing clinical studies to be 99.74% effective based on five years of follow-up. Five year follow-up of all patients in clinical trials is ongoing.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide. The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding growth in net sales and the sales force, guidance information, physician utilization and the performance of Essure in the office setting, and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net sales	$10,003	$5,032	$17,965	$8,903

Cost of goods sold	3,651	2,102	6,534	3,829

Gross profit	6,352	2,930	11,431	5,074

Operating expenses:
Research and development	1,069	909	2,269	1,875
Selling, general and administrative	10,935	8,213	20,935	15,950

Total operating expenses	12,004	9,122	23,204	17,825

Operating loss	(5,652)	(6,192)	(11,773)	(12,751)

Interest and other income, net	323	161	656	351

Net loss	$(5,329)	$(6,031)	$(11,117)	$(12,400)

Basic and diluted net loss per share	$(0.18)	$(0.24)	$(0.38)	$(0.49)

Shares used in computing basic and diluted net loss per share	28,918	25,453	28,890	25,451

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(In thousands, Unaudited)

	June 30,	December 31,
	2006	2005
Cash, cash equivalents, short-term investments and restricted cash	$25,577	$32,492

Accounts receivable, net	5,324	4,519

Inventories, net	1,806	3,392

Other current assets	860	1,110

Total current assets	33,567	41,513

Property and equipment, net	2,926	2,743

Intangible assets, net	1,450	1,550

Other assets	1,344	1,603

Total assets	$39,287	$47,409

Total liabilities	6,340	7,238

Common stock and additional paid in capital	249,194	245,301

Accumulated deficit	(216,247)	(205,130)

Total stockholders’ equity	32,947	40,171

Total liabilities and stockholders’ equity	$39,287	$47,409

Contact:

Conceptus

Gregory Lichtwardt, (650) 962-4039

glichtwardt@conceptus.com

  or

Media

Conceptus Public Relations

(650) 962-4126

publicrelations@conceptus.com

  or

Investor Relations

Lippert/Heilshorn & Associates

Kim Sutton Golodetz, (212) 838-3777

kgolodetz@lhai.com

Bruce Voss, (310) 691-7100

bvoss@lhai.com

Source: Conceptus, Inc.